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                                                                EXHIBIT 99.1

FOR IMMEDIATE RELEASE

            Safe Technologies International, Inc., (SFAD)
               Announces Growth Plans for Millennium


Palm Beach, FL. July 1, 1999, Safe Technologies International, Inc., (OTC BB: SFAD) announced today an overview of the Company's plans to grow the Company into the new Millennium and to increase shareholder value. Brad Tolley, Vice President of Investor Relations, reported "this announcement will provide an outline of the five areas in which Management has been focusing, and, currently, in process of implementing. We intend to make subsequent individual comprehensive announcements regarding each phase within the near future".

The Company is making substantial upgrades to its E-Commerce endeavors, within its mall - INCybermall.com. The mall, currently housing "Cybermalls Castle" and "The Famous Shopping Streets of the World", will become a "mall of malls". Two new niche product malls will be added shortly.

SFAD is currently reviewing and in talks with several companies regarding acquisition of their existing Internet Franchise Businesses. We hope to acquire a company which will help grow our wholly owned subsidiaries, Internet Associates International, Inc., (IAI) and Internet Commerce, Inc. (ICI). This will effectively expand the sales and marketing force nationally without having to create a national sales force.

The Company is realigning and expanding its office locations, enabling IAI and ICI technophiles, to be housed in the same location in Boca Raton, Florida. Enhancing communication between the two companies, with a San Francisco type, hip, open office plan, will promote dialog among employees, and help provide improved Customer Service. Also, more closely integrating these different, yet congruous, Internet companies, will better enable the technophiles to help determine the critical path of SFAD.
The Company is currently entering into a lease for additional office space in Lake Worth, Florida, and is looking forward to expanding office locations on the east and west coast, as soon as possible.

The Company is currently interviewing Investment Banking firms to co-lead/manage for the next several important years. We are looking for firms that really understand our core businesses and which have the necessary analysts to support and help move us forward.

The Company is currently in talks regarding SFAD's Nasal Aspirin
Patent with a Texas based Biotech Company, with a history of funding new medical products including several new patents which appear to have significant merit.

Tolley concluded the overview by saying "our underlying infrastructure should allow the Company to become pervasive and attain profitability, much quicker than most internet companies. Some of our competitors have great valuations, but no one knows when they will reach 'profitability'. With the two fronts of Internet operations and Biotech, we believe SFAD has a phenomenal future for the new millennium".


SOURCE:    Safe Technologies International, Inc.,(SFAD)
CONTACT:   Brad Tolley VP Investor Relations
TEL:       561-832-2700
EMAIL:     investor.relations@safetechnologies.com
HTTP://    www.safetechnologies.com

Forward-Looking Statements: Except for the historical information contained herein, this news release may contain forward looking statements within the meaning of Section 27A of the Securities Act of l934, as amended, that may involve risks and uncertainties, including those relating to the availability of suitable financial resources, the availability of management, unproven market for SFAD's products and services as well as other risks detailed from time to time in the Company's SEC reports, including reports on Form 10KSB for the year ended December 31, 1998.